Exhibit 3.7

CERTIFICATE OF FORMATION

OF

SABINE PASS LNG-GP, LLC

This Certificate of Formation has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is: “Sabine Pass LNG-GP, LLC.”

2. Registered Office, Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

3. The adoption by the sole member of the Company of the Limited Liability Company Agreement (the “LLC Agreement”) of the Company shall bind all of the members of the Company existing from time to time to the terms and provisions of such LLC Agreement (as such terms and provisions may be restated or amended as provided therein), and the purchase of or subscription for membership interests in the Company shall constitute an agreement by any such member to be so bound, notwithstanding that any such member has not executed a counterpart of such LLC Agreement or of any such restatements of or amendments to such LLC Agreement.

4. This Certificate of Formation is being filed in connection with the conversion of a Delaware corporation to a Delaware limited liability company. This Certificate of Formation becomes effective on June 30, 2010 at 11:59 PM.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 30th day, of June, 2010.

/s/ Meg A. Gentle
By:	Meg A. Gentle
Title:	Authorized Person